UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 1, 2021

MKS Instruments, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	000-23621	04-2277512
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Tech Drive, Suite 201, Andover, Massachusetts	01810
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 978-645-5500

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	MKSI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Implementation Agreement

As previously disclosed in the Current Report on Form 8-K filed on July 1, 2021 by MKS Instruments, Inc., a Massachusetts corporation (the “Company” or “MKS”), on July 1, 2021, the Company entered into a definitive agreement (the “Implementation Agreement”) with Atotech Limited, a Bailiwick of Jersey company (“Atotech”), providing for, subject to the terms and conditions of the Implementation Agreement, the acquisition (the “Acquisition”) of Atotech by the Company, which is expected to be implemented by means of a scheme of arrangement under the laws of Jersey.

Pursuant to the Implementation Agreement, upon the effective date of the Acquisition (the “Effective Date”), the Company will acquire each issued and outstanding common share of Atotech (the “Atotech Shares”) in exchange for per share consideration of $16.20 in cash and 0.0552 of a share of MKS common stock (the “Acquisition Consideration”). The Company intends to fund the cash portion of the Acquisition Consideration with a combination of cash on hand and committed debt financing.

Under the Implementation Agreement, prior to the Effective Date, all outstanding options to purchase Atotech Shares will vest in full, be cancelled and extinguished, and, in the case of “in the money” options, convert into the right to receive cash consideration in an amount equal to the product obtained by multiplying (i) the number of Atotech Shares subject to such cancelled option by (ii) the positive difference between (x) the Per Share Consideration Cash Value (as defined in the Implementation Agreement) and (y) the exercise price per Atotech Share subject to such option. On the Effective Date, all outstanding time-based restricted stock units of Atotech (“Atotech RSUs”) and performance-based restricted stock units of Atotech (“Atotech PSUs”) shall be cancelled and extinguished without payment. Former holders of Atotech RSUs will receive restricted stock units of the Company (“Company RSUs”) of equivalent value, calculated in accordance with an Award Exchange Ratio (as defined in the Implementation Agreement) and subject to the same vesting schedule as the cancelled Atotech RSUs. Former holders of Atotech PSUs will receive Company RSUs with a value that assumes target achievement (or, if greater, actual achievement to the earlier of December 31, 2021 or the Effective Date of an EBITDA goal for the current year portion of the three year performance period) of the Atotech PSUs, calculated in accordance with an Award Exchange Ratio and subject to annual vesting (but without regard to performance goals following the Effective Date). In the case of Atotech RSUs and Atotech PSUs, the Company may instead, under certain circumstances, grant a cash-based incentive award having terms that the Company reasonably determines will provide substantially equivalent value. All Company RSUs will be issuable pursuant to the Company’s 2014 Stock Incentive Plan. Also, as soon as practicable following the date of the Implementation Agreement, Atotech will suspend all future offering periods under Atotech’s Non-Qualified Employee Stock Purchase and Matching Share Subplan, as amended (the “MSP”). In addition, prior to the Effective Date, any shares that are “Matching Shares” under the MSP will vest in full, to be exchanged for the Acquisition Consideration. In the case of “Matching Shares,” the Company may instead, under certain circumstances, make a cash payment equal to the fair market value of such share portion of the Acquisition Consideration. On the Effective Date, all Atotech share-based incentive plans shall be terminated.

The Implementation Agreement contains customary representations and warranties from Atotech and the Company for a transaction of this type. It also contains customary covenants for a transaction of this type, including covenants providing for each of the parties to use all reasonable endeavors to cause the Acquisition to be consummated, and covenants requiring Atotech, subject to certain exceptions, (i) to act and carry on its business in the ordinary course of business and in all material respects consistent with past practice during the period between the execution of the Implementation Agreement and the Effective Date and (ii) not to directly or indirectly solicit or encourage any offer or merger proposals relating to alternate transactions or enter into any discussions or negotiations with, or provide any information to, any person with respect thereto, except to the extent that the fiduciary duties of Atotech’s directors are considered by them to require them to respond to an unsolicited approach regarding a competing transaction. Completion of the Acquisition is expected to be implemented by means of a scheme of arrangement under the laws of Jersey and is subject to certain closing conditions, including (i) approval of the Acquisition by Atotech’s shareholders in accordance with the laws of Jersey, (ii) approval of the Acquisition by the Royal Court of Jersey, (iii) receipt of required regulatory approvals, (iv) the absence of any legal restraint that would make the Acquisition illegal or otherwise prohibit the Acquisition, (v) the accuracy of the Company’s and Atotech’s representations and warranties, except to the extent a breach thereof would not result in an Acquirer Material Adverse Effect or Company Material Adverse Effect, respectively (each as defined in the Implementation Agreement), (vi) compliance in all material respects by the Company and Atotech with their respective covenants, (vii) the absence of a material adverse effect on Atotech or the Company and (viii) subject to certain exceptions, termination of all agreements between Atotech and any of its affiliates. Under certain circumstances described in the Implementation Agreement, the Company may also elect to implement the Acquisition by a Jersey Merger (as defined in the Implementation Agreement) rather than a scheme of arrangement. The Company’s obligations under the Implementation Agreement are not subject to any financing condition.

Under the Implementation Agreement, the Company has agreed to enter into an agreement (the “Investor Rights Agreement”) at the closing of the Acquisition with Carlyle Partners VI Cayman Holdings LP, CEP IV Participations S.A.R.L Sicar and Gamma Holding Company Limited (collectively, the “Carlyle Shareholders”) to grant the Carlyle Shareholders certain registration rights with respect to the shares of MKS stock they will receive upon consummation of the Acquisition (the “Company Shares”).

Under the Implementation Agreement, the Company is entitled to receive a termination fee of $154 million if the Implementation Agreement is terminated by Atotech under certain specified circumstances, including to accept an alternative acquisition proposal, which the board of directors of Atotech, after taking advice from Atotech’s financial and legal advisors and giving the Company an opportunity to improve the terms of the Acquisition, determines in the exercise of its fiduciary duties to be superior to the Acquisition proposal.

The foregoing description of the Implementation Agreement, including the form of the Investor Rights Agreement, a copy of which is attached as Schedule 6 to the Implementation Agreement, does not purport to be complete and is qualified in its entirety by reference to the Implementation Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Implementation Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or Atotech or their respective subsidiaries and affiliates. The Implementation Agreement contains representations and warranties by the Company, on the one hand, and Atotech on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Implementation Agreement, including information in a confidential disclosure schedule delivered by Atotech in connection with the signing of the Implementation Agreement. Moreover, certain representations and warranties in the Implementation Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the Company, on the one hand, and Atotech, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Implementation Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company or Atotech at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Implementation Agreement, which subsequent information may or may not be fully reflected in the Company’s or Atotech’s public disclosures.

Deed of Irrevocable Undertaking

In connection with its entry into the Implementation Agreement, the Company has received a deed of irrevocable undertaking (“Irrevocable Undertaking”) to vote or procure votes in favor of the scheme of arrangement at the court-approved shareholder meeting and the resolution to be proposed at the general meeting of Atotech from the Carlyle Shareholders in respect of 153,672,703 Atotech Shares, representing approximately 79% of the Atotech Shares. The Irrevocable Undertaking lapses only when the Implementation Agreement is terminated, provides that if the Company elects to implement the Acquisition by a Jersey Merger, that the Carlyle Shareholders must also vote their shares and accept the Jersey Merger, and, subject to certain exceptions, prohibits the applicable shareholder from transferring their Atotech Shares.

Lock-Up Agreement

In connection with the Implementation Agreement, the Carlyle Shareholders entered into a lock-up agreement (the “Lock-Up Agreement”) with the Company, pursuant to which the Carlyle Shareholders have agreed not to sell, hypothecate, pledge or otherwise dispose of a percentage of the Company Shares for a phased period ending 60 days from the Effective Date (the “Lock-Up Period”). Pursuant to the terms of the Lock-Up Agreement, 80% of the Company Shares will be subject to the Lock-Up Period for 30 days following the Effective Date and 60% of the Company Shares will be subject to the Lock-Up Period for 60 days following the Effective Date.

The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by reference to the Lock-Up Agreement, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Commitment Letter

In connection with the Implementation Agreement, the Company entered into a debt commitment letter (the “Commitment Letter”), dated as of July 1, 2021, with JPMorgan Chase Bank, N.A. (“JPMorgan”) and Barclays Bank PLC (“Barclays” and, together with JPMorgan, the “Commitment Parties”), pursuant to which, among other things, the Commitment Parties have committed to provide the Company with a new senior secured term loan credit facility consisting of a $5.28 billion U.S. Dollar term loan to finance, in part, the acquisition of Atotech. In addition, the Commitment Parties have committed under the Commitment Letter to provide the Company with a new senior secured revolving credit facility with aggregate total commitments of $500 million, which may be used to finance, in part, the payment of fees and expenses in connection with the acquisition of Atotech, for working capital and for general corporate purposes. The new senior secured term loan credit facility and new senior secured revolving credit facility would replace the Company’s existing term loan credit facility and revolving credit facility, respectively. The Commitment Parties’ obligations under the Commitment Letter are subject to certain customary conditions, including, without limitation, the consummation of the Acquisition in accordance with the Implementation Agreement, the accuracy of specified representations and warranties of the Company and other customary closing conditions.

The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter, a copy of which is being filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

2.1	Implementation Agreement, between the Company and Atotech, dated as of July 1, 2021

10.1	Lock-Up Agreement, between the Company and the Carlyle Shareholders, dated as of July 1, 2021

10.2	Commitment Letter, by and among the Company, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, dated as of July 1, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed Acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about MKS’ or Atotech’s managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are only predictions based on current assumptions and expectations. Actual events or results may differ materially from those in the forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are the ability of the parties to complete the transaction; the ability of MKS to complete its acquisition of Photon

Control Inc., which is expected to close in the third quarter of 2021; the risk that the conditions to the closing of the transaction, including receipt of required regulatory approvals and approval of Atotech shareholders, are not satisfied in a timely manner or at all; the terms of MKS’ existing term loan; the terms and availability of financing for the transaction; the ability to realize the expected benefits of the Acquisition; and the other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent Quarterly Reports on Form 10-Q, as filed with the SEC. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter these forward-looking statements, whether as a result of new information, future events or otherwise after the date of this document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MKS Instruments, Inc.

	By:	/s/ Seth H. Bagshaw
Date: July 1, 2021	Name:	Seth H. Bagshaw
	Title:	Senior Vice President, Chief Financial Officer and Treasurer